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                               AMENDMENT NO. 1 TO
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
          EMPLOYMENT AGREEMENT WITH GEORGE N. FARIS DATED MAY 1, 1989


         Amendment dated as of the 13th day of October 1995, between AMERICAN INTERNATIONAL PETROLEUM CORPORATION, a Nevada corporation with executive offices located at 444 Madison Avenue, New York, N.Y. 10022 (the "Company"), and GEORGE N. FARIS, residing at 570 Park Avenue, Apt. 10C, New York, NY 10021 (the "Employee").

                              W I T N E S S E T H

         WHEREAS, the Employee is currently the Chief Executive Officer and Chairman of the Board of Directors of the Company and has served the Company pursuant to and Employment Agreement dated May 1, 1989; (the "Employment Agreement"); and

         WHEREAS, both the Company and the Employee recognize that the Company is about to enter a significant new phase in its existence with the conclusion of one or more of various agreements (the "Agreements") with the principals representing certain Indonesian entities; and

         WHEREAS, the conclusion of one or more of the Agreements could result in a future "Change in Control", or involuntary termination of the Employee, as such circumstances are described in the Employment Agreement, and that such circumstances could require the Company to make significant cash payments to the Employee; and

         WHEREAS, both the Company and the Employee desire to relieve the Company of the potential burden of such significant cash payments;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and the Employee do hereby agree to amend the Employment Agreement as follows:

         1. The Employee hereby waives Paragraph 8(d) concerning the Employee's potential involuntary termination, and such Paragraph shall be of no further force or effect.

         2. The Employee agrees to waive Section 9 concerning a potential Change in Control and such Section shall be of no further force or effect.

         3. In return for the Employee waiving Paragraphs 8(d) and Section 9 of his Employment Contract, the Company will immediately issue to the Employee 900,000 restricted shares (the"Shares") of the Company's common stock. The relative aggregate value of this transaction to the Company and to the Employee is established at $450,000.
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         4.   The Employee hereby represents to the Company that the Shares are being acquired for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The Employee agrees that a restrictive legend will be placed on the certificate representing the Shares.

         5. All other terms of the Employment Agreement will remain in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer and the Employee has signed this Amendment as of the day and year written below his signature hereto.


                                                 AMERICAN INTERNATIONAL
                                                 PETROLEUM CORPORATION


                                                 By:     Denis J. Fitzpatrick
                                                     ---------------------------
                                                         Denis J. Fitzpatrick
                                                         Vice President and
                                                         Chief Financial Officer


                                                 EMPLOYEE:



                                                     George N. Faris
                                                 -------------------------------
                                                     George N. Faris

                                                 Date: October 13, 1995
                                                      --------------------------